Exhibit 4.3

CONSENT OF COUNSEL

To:  The Directors of Agnico-Eagle

We hereby consent to the use of our name under the heading “Other Matters Related to the Offer — Legal Matters” and to the reference to our name and opinion contained under “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated October 13, 2011 made by Agnico-Eagle to the Shareholders, which Circular is included in the Agnico-Eagle Registration Statement on Form F-80 being filed under the United States Securities Act of 1933, as amended.

/s/ Davies Ward Phillips & Vineberg LLP
DAVIES WARD PHILLIPS & VINEBERG LLP

Toronto, Ontario, Canada
October 13, 2011